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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in (a) this Current Report on Form 8-K of Bay Apartment Communities, Inc. and (b) the Registration Statement on Form S-3, SEC File No. 333-41511, of Bay Apartment Communities, Inc., of our report dated January 13, 1998, except for Note 14 as to which the date is March 25, 1998, on our audits of the consolidated financial statements and financial statement schedule of Avalon Properties, Inc. as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, which report is included in the Annual Report on Form 10-K of Avalon Properties, Inc., as amended and restated by Amendment No. 1 thereto on Form 10-K/A.

                                 Coopers & Lybrand L.L.P.

New York, New York
April 16, 1998